Exhibit No. 99.1
President’s Presentation

Good morning and welcome….

My letter to shareholders in the 2007 annual report discussed several meaningful events that occurred last year that bring us closer to achieving the established goals of Gyrodyne’s strategic plan.  2007 represented our first full year operating as a real estate investment trust ( REIT ) in which we fulfilled certain qualifying requirements regarding the composition of the Company’s assets and source of revenues.

Just to recap for a moment, converting to REIT status not only generally exempts the Company from federal and state income taxes on current operating income, it also generally exempts us from corporate tax on any post-REIT appreciation in asset values. Additionally, 90% of future REIT taxable income must be distributed annually to the Company’s shareholders as dividends in order to maintain REIT status.

2007 also marked the first of our rental property acquisitions and the reinvestment of the Advance Payment proceeds from the 2005 condemnation of 245 acres of our Flowerfield property in a tax efficient manner under Section 1033 of the Internal Revenue Code.  Successful reinvestment of the entire $26.3 million Advance Payment will defer some $8 million in applicable taxes.

The 2007 purchase of ten buildings in the Port Jefferson Professional Park was followed in 2008 by the Company’s acquisition of the Cortlandt Medical Center consisting of five buildings in northern Westchester County.  These acquisitions resulted in $15.8 million of the Advance Payment funds being reinvested in a tax efficient manner and created a tax benefit of $3.5 million.

The balance of the Advance Payment, $10.5 million, must be invested by April 30, 2009 in order to comply with the Section 1033 requirements for the deferral of taxes. We are vigorously looking at opportunities in the marketplace and remain confident that an appropriate acquisition, or acquisitions, can be completed in that timeframe.

We are very comfortable with our focus on medical office buildings as it represents an asset class that has been less vulnerable to the economic pressures that have recently impacted both the real estate world and the availability of funding in the credit markets. In a moment, I will ask our Chief Operating Officer, Peter Pitsiokos, to report on our rental property operation, the Flowerfield development plan for the remaining acreage, and other current events.

The Callery-Judge Grove, in Palm Beach County, Florida, in which we have a 10.93% limited partnership investment, recently received approval to develop its 3,500+ acres with 2,996 residential units and 235,000 square feet of mixed commercial, retail, and office space. Reflecting a statewide downturn of between 25-45 % in the Florida real estate market, an appraisal of the Grove dated June 30, 2008, which does not reflect the recent approvals, values the acreage at $180 million; down 12% from the 2007 valuation of $205 million. We have been advised that a revised appraisal has been commissioned which will reflect the approved development plan.

Gyrodyne's investment in the Grove is held as a taxable REIT subsidiary and is subject to federal and state income taxes.

2007 also saw the fulfillment of another of our major goals… the creation of a liquidity event for shareholders in the form of a tax efficient special cash distribution.  In April, 2007, Gyrodyne returned  $5.2 million to our shareholders in the form of a special distribution of $4.00 per share.

But…as also reported, the Company recorded a net loss of $1.5 million for fiscal 2007. As outlined in the annual report, although revenues remained fairly stable at the $2.9 million level, expenses increased dramatically by $1.5 million over the prior year, amounting to $4.9 million.

I would point out that, although on the surface, revenues appear to be constant with the prior year, 2006 included $539K of interest on the Advance Payment. Absent that interest payment, and primarily attributable to the Port Jefferson acquisition, revenues from operations actually increased by $548K or 23%.

Expenses were impacted by three major items. Specifically, last year’s proxy contest, the reversal of accrued interest relating to the condemnation, and condemnation litigation expenses totaled $1.5 million in the aggregate and had no direct relationship to our day-to-day operations.

More currently, the Company recently filed its third quarter 10-Q report for the nine month period ended September 30, 2008. Gyrodyne reported revenues of $2.7 million and expenses totaling $3.3 million resulting in a loss from operations of $594,974 before a benefit for taxes of $2.8 million, and net income totaling $2.2 million, or $1.71 per share. The loss from operations includes condemnation litigation expense of $347,307 and depreciation, which is a non-cash balance sheet item, of $248,893.

Combined, these two items – condemnation litigation expense and depreciation -- amount to the entire loss from operations. I mention this because we have previously reported that the Company elected to fund the litigation expense on a current basis, and with the knowledge that it would impact near-term profitability, rather than entering into a contingency agreement which we believe would be much more costly in the long run. To date, litigation expenses have totaled just under $1.7 million.

The September 30th report also reflects the fact that the Company remains in a strong position with a total of $10.2 million in cash and readily marketable securities.

A month ago today, the Company and the State of New York both filed our respective appraisals in the Court of Claims pertaining to Gyrodyne’s pursuit of additional compensation for the 245 acres condemned by Stony Brook University in November 2005.

As we have stated in our public announcements, we believe the State’s valuation process was totally flawed and inaccurate. This recent State appraisal valued the property at $22,450,000 while Gyrodyne’s appraisal of the condemned property was for $125,000,000. Net of the Advance Payment, our claim for damages totals $98,685,000 plus interest of nine percent from the date of taking. Obviously, because this is a major piece of litigation, our comments outside of the courtroom will be, by necessity, limited.

However, having said that, we do have representatives of our litigation team with us today who will be available to comment on the basis for our appraisal, the process that lies ahead of us, and to try to answer any questions you might have as best they can.

We have commented in the past that the Company is not immune to the economic pressures and volatility of the market. Obviously, with the ongoing slump in the real estate market, the recent turmoil in the stock market and a nationwide economic crisis, this continues to be true!

Following a trend in values and mirroring a decline in the Dow Jones Real Estate Index throughout the year, Gyrodyne’s share price also suffered during 2007. But despite that, as cited in the annual report, an investment in Gyrodyne stock, when viewed over a five year period through December 31, 2007, outperformed the S&P 500 and Dow Jones Real Estate indices by 99% and 75%, respectively.

On a more current basis, for the eleven months ended November 30, 2008, an investment in Gyrodyne stock declined by 29% compared to the S&P 500 and Dow Jones Real Estate indices which declined by 38% and 50% during the same period, respectively.

So, we continue to be a Company in transition. We have additional real estate to acquire in order to complete the reinvestment of the Advance Payment and the deferral of $8 million in taxes; we have three future value assets…the Grove, the 68 acres at Flowerfield, and the condemnation litigation. Our focus to unlock the maximum value of those assets remains a primary objective.

Now, before we open the floor to questions, I would ask Peter Pitsiokos, our Chief Operating Officer, to report on the Company’s real estate operations.

Thank you for your attention.